Citigroup Global Markets Holdings Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.

Term Sheet No. 2022–USNCH12219

dated May 17, 2022 relating to
Preliminary Pricing Supplement No. 2022–USNCH12219

dated May 17, 2022

Registration Statement Nos. 333-255302 and 333-255302-03

Filed Pursuant to Rule 433

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the U.S. Global Jets ETF due June 3, 2026

Term Sheet to Preliminary Pricing Supplement No. 2022-USNCH12219 dated May 17, 2022

Summary of Terms

Issuer and Guarantor:	Citigroup Global Markets Holdings Inc. (issuer) and Citigroup Inc. (guarantor)
Underlying:	The U.S. Global Jets ETF
Pricing Date*:	May 31, 2022
Issue Date*:	June 3, 2022
Stated Principal Amount:	$1,000 per security
Valuation Dates and Call Premiums*:	The call premium applicable to each valuation date will be determined on the pricing date and will be at least the values indicated below.
Valuation Date	Call Premium
June 5, 2023	11.75% of the stated principal amount
June 3, 2024	23.50% of the stated principal amount
June 3, 2025	35.25% of the stated principal amount
May 27, 2026 (the “final valuation date”)	47.00% of the stated principal amount
Automatic Call:	If the closing value of the underlying on any valuation date (including the final valuation date) is greater than or equal to the initial underlying value, the securities will be automatically called for redemption for an amount in cash equal to the stated principal amount plus the call premium applicable to that valuation date.
Call Settlement Date:	For any valuation date, the fifth business day after such valuation date, except that the call settlement date for the final valuation date shall be the maturity date.
Payment at Maturity (per security):

If the securities are not automatically called for redemption prior to or at maturity, you will receive a payment at maturity for each $1,000 stated principal amount security you then hold determined as follows:

•  If the final underlying value is less than the initial underlying value but greater than or equal to the buffer value: $1,000; or

•  If the final underlying value is less than the buffer value: $1,000 minus: $1,000 x [(buffer value – final underlying value)/initial underlying value]

Buffer Value:	90% of the initial underlying value
Buffer Percentage:	10%
Maturity Date*:	June 3, 2026.
Initial Underlying Value:	The closing value of the underlying on the pricing date
Final Underlying Value:	The closing value of the underlying on the final valuation date

Agent Discount**:	Up to 3.15%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of 1.75% and WFA may receive a distribution expense fee of 0.075%
CUSIP / ISIN:	17330FME8 / US17330FME87
United States Federal Tax Considerations:	See the preliminary pricing supplement.

* subject to change

** In addition, CGMI may pay a fee of up to 0.40% to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Hypothetical Payout Profile

***assumes a call premium equal to the lowest call premium that may be determined on the pricing date

If the closing value of the underlying on the final valuation date is less than the buffer value, you may receive significantly less than the stated principal amount of your securities at maturity, and you will not receive the call premium applicable to the final valuation date.

You will not participate in any appreciation in the value of the underlying over the term of the securities. Consequently, your return on the securities will be limited to the call premium you receive, if any, and may be significantly less than the return on the underlying over the term of the securities.

On the date of the related preliminary pricing supplement, Citigroup Global Markets Holdings Inc. expects that the estimated value of the securities on the pricing date will be at least $900.00 per security, which will be less than the public offering price. The estimated value of the securities is based on CGMI’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/0000200245/
000095010322008562/dp173168_424b2-us2292854.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Summary Risk Factors

The risks set forth below are discussed in detail in the “Summary Risk Factors” section in the accompanying preliminary pricing supplement and the “Risk Factors Relating to the Securities” section in the accompanying product supplement. Please review those risk disclosures carefully.

•      You May Lose A Significant Portion Of Your Investment.

•      The Securities Do Not Pay Interest.

•      Your Potential Return On The Securities Is Limited.

•      Higher Call Premiums Are Associated With Greater Risk.

•      The Securities May Be Automatically Called For Redemption Prior To Maturity, Limiting The Term Of The Securities.

•      The Securities Offer Downside Exposure To The Underlying, But No Upside Exposure To The Underlying.

•      You Will Not Receive Dividends Or Have Any Other Rights With Respect To The Underlying.

•      The Performance Of The Securities Will Depend On The Closing Values Of The Underlying Solely On The Valuation Dates, Which Makes The Securities Particularly Sensitive To Volatility In The Closing Values Of The Underlying On Or Near The Valuation Dates.

•      The Securities Are Subject To The Credit Risk Of Citigroup Global Markets Holdings Inc. And Citigroup Inc.

•      The Securities Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.

•      The Estimated Value Of The Securities On The Pricing Date, Based On CGMI’s Proprietary Pricing Models And Our Internal Funding Rate, Is Less Than The Public Offering Price.

•      The Estimated Value Of The Securities Was Determined For Us By Our Affiliate Using Proprietary Pricing Models.

•      The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination Of The Secondary Market Rate With Respect To Us.

•      The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Any Person May Be Willing To Buy The Securities From You In The Secondary Market.

•      The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors.

•      We Have Been Advised That, Immediately Following Issuance, Any Secondary Market Bid Price Provided By Wells Fargo, And The Value That Will Be Indicated On Any Brokerage Account Statements Prepared By Wells Fargo Or Its Affiliates, Will Reflect A Temporary Upward Adjustment.

•      The U.S. Global Jets ETF Is Subject To Risks Associated With The Airline Industry.

•      Due To Recent Executive Orders, Certain Stocks Currently Held By The U.S. Global Jets ETF May Be Removed In The Future.

•      The U.S. Global Jets ETF Will Be Subject To Risks Associated With Mid-size Capitalization And Small Capitalization Stocks.

•      The U.S. Global Jets ETF Is Subject To Risks Associated With Non-U.S. Markets.

•      The U.S. Global Jets ETF Is Subject To Risks Associated With Emerging Markets.

•      Fluctuations In Exchange Rates Will Affect The Price Of The Underlying Shares Of The U.S. Global Jets ETF.

•      Our Offering Of The Securities Is Not A Recommendation Of The Underlying.

•      The Closing Value Of The Underlying May Be Adversely Affected By Our Or Our Affiliates’, Or By Wells Fargo And Its Affiliates’, Hedging And Other Trading Activities.

•      We And Our Affiliates And Wells Fargo And Its Affiliates May Have Economic Interests That Are Adverse To Yours As A Result Of Our And Their Respective Business Activities.

•      The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Securities.

•      Changes That Affect The Underlying May Affect The Value Of Your Securities.

•      A Call Settlement Date And The Stated Maturity Date May Be Postponed If A Valuation Date is Postponed.

•      You Will Be Required To Recognize Taxable Income On The Securities Prior To Maturity.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed a registration statement (including a related preliminary pricing supplement, an accompanying product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. You should read the related preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus in that registration statement (File Nos. 333-255302 and 333-255302-03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, you can request the related preliminary pricing supplement, accompanying product supplement, underlying supplement, prospectus supplement and prospectus by calling toll-free 1-800-831-9146.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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